Exhibit 99.1

            Payless ShoeSource April Same-Store Sales Increase 4.7%


     TOPEKA, Kan., May 4 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales increased 4.7 percent during the April reporting period, the four weeks ended May 1, 2004.

    Company sales totaled $265.6 million, a 5.6 percent increase from $251.5 million during fiscal April of last year.

    Total sales for the first quarter of fiscal 2004 were $722.0 million, a
3.5 percent increase from $697.7 million during the similar period in fiscal
2003.

    Same-store sales increased 2.8 percent during the first three months of the fiscal year.


    Sales were as follows (unaudited):

                         APRIL SALES (DOLLARS IN MILLIONS)
         Fiscal         Fiscal         Percent         Same-Store Sales**
          2004*          2003          Increase/       Percent
                                       (Decrease)      Increase/(Decrease)
         $265.6         $251.5         5.6%            4.7%

                  FIRST QUARTER SALES (DOLLARS IN MILLIONS)
         Fiscal         Fiscal         Percent         Same-Store Sales**
          2004*          2003          Increase/       Percent
                                       (Decrease)      Increase/(Decrease)
         $722.0         $697.7         3.5%            2.8%

     * Effective with the end of 2003, the fiscal year for operations in the company's Latin American region is based on a December 31 year-end. Stores in the company's Latin American region (211 stores) are included in total company results on a one-month lag relative to results from other regions.

     ** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region.


    "Our performance in the first quarter provides further confirmation that our strategy is appropriate and is working. We are improving the execution of our Merchandise Authority strategy across a broad range of product categories," said Steven J. Douglass, Chairman and Chief Executive Officer of Payless. "Based on our sales results, it is likely that Payless ShoeSource will achieve diluted earnings per share in the range of $0.16 to $0.21 for the fiscal first quarter 2004, compared to diluted earnings per share of $0.21 in the first quarter 2003. This level of performance, if sustained, will help the company attain its goals of 30% gross margin and improved profitability in fiscal 2004."

    "The Board of Directors has overseen the development and execution of our strategy throughout the past two years. They have a thorough understanding of the unique requirements for success as a specialty retailer. Our long-term strategy is the result of intensive study, testing and review. The Board, together with our management team, is confident that Merchandise Authority is the key to profitable revenue growth over the long-term. We are now beginning to see the fruits of these efforts."

    Specific initiatives to improve performance for the second quarter and the remainder of 2004 include:

     -- Continued commitment to executing the company's merchandise authority strategy, building on the progress made last year and in the first quarter 2004, delivering value to customers through merchandise that is right, distinctive and targeted for Payless customers;
     -- Tight control of inventory, reacting quickly to changes in consumer demand, to minimize the need for markdowns;
     -- Focused marketing with complete alignment of messages -- using the company's stores as the lead marketing communication vehicle; and, -- Educating store associates to use key service behaviors, identified to impact conversion, in their interactions with customers.


    Payless ShoeSource, Inc. is the largest family footwear retailer in the Western Hemisphere. The company operates a total of 5,066 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(sm), at www.payless.com .


    This release contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


    For additional information regarding April 2004 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at www.paylessinfo.com .



SOURCE  Payless ShoeSource, Inc.
    -0-                             05/04/2004
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com
                http://www.payless.com /
    (PSS)

CO:  Payless ShoeSource, Inc.
ST:  Kansas
IN:  REA HOU
SU:  SLS